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                                                                    Exhibit 15.1


December 8, 1999

Optical Coating Laboratory, Inc.
2789 Northpoint Parkway
Santa Rosa, CA

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended January 31, 1999 and 1998, April 30, 1999 and 1998 and July 31, 1999 and 1998, as indicated in our reports dated February 18, 1999, May 19, 1999 and August 19, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended January 31, 1999, April 30, 1999 and July 31, 1999, are being incorporated by reference in the Proxy Statement-Prospectus, which is a part of this Registration Statement of JDS Uniphase Corporation on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ DELOITTE & TOUCHE LLP
San Jose, California